Tax Registration Certificate

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NO. 321200687814376

Tax Payer: YABOO AGRICULTURE (TAIZHOU) CO., LTD.

Legal Representative: Baoguo Jiang

Location: Taizhou Hailing modern agricultural demonstration zone.

Type of Business: Foreign Enterprise

Business Focus: Development and Production of Vegetables, Fruits (including mushroom, melon), Flowers, Livestock, Aquaculture, Sea-cage aquaculture (not including China-specific varieties). Also focus on the sales of our company's products.

Approved by: Taizhou Trade and Industry Bureau

江苏省泰州市国家税务局

泰州市地方税务局

State Administration of Taxation

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